                            ASSET PURCHASE AGREEMENT

                           DATED AS OF AUGUST 4, 2005

                                     BETWEEN

                              HORIZON MOTORS, INC.

                                       AND

                            SELLERS & JOSEPHSON INC.

                                Table of Contents
                                -----------------

                                       i

                                       ii

Exhibit A    Assumed Contracts
Exhibit B    Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit C    Sale Procedures

                                      iii

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT dated as of August 4, 2005, between HORIZON
MOTORS, INC., a Delaware corporation ("Buyer") and SELLERS & JOSEPHSON INC., a
New Jersey corporation (the "Company").

                                    RECITALS

         The Company desires to sell, and Buyer desires to purchase, substantially all the Company's assets relating to the Business (such term and other capitalized terms used in this Agreement having the meanings assigned in
Section 11), and Buyer is willing to assume certain obligations of the Company relating to the Business, for the consideration and on the terms and conditions set forth in this Agreement.

         In consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged by the parties, the parties hereto agree as follows:

                                   SECTION 1.
                                 THE TRANSACTION

         1.01 Purchase of Purchased Assets. Upon the terms and subject to the conditions contained herein, at the Closing, the Company shall sell, assign, transfer and convey, or cause to be sold, assigned, transferred and conveyed, to
Buyer, and Buyer shall purchase and accept, all of the Company's right, title and interest in and to the Purchased Assets, in consideration for payment of the
Purchase Price by Buyer. The Purchased Assets shall be transferred to Buyer in accordance with Section 363(f) of the Bankruptcy Code free and clear of all
Liens except for Permitted Liens. The sale, transfer and conveyance of the
Purchased Assets shall be made pursuant to this Agreement and shall be further evidenced by the execution and delivery at the Closing by the Company of bills of sale and instruments of assignment and assumption and such other instruments of assignment, transfer and conveyance as Buyer may reasonably request, including assignments regarding all Intellectual Property. Notwithstanding anything in this Agreement to the contrary, the Company will not sell to Buyer, and Buyer will not purchase, any of the Excluded Assets.

         1.02 Liabilities. Notwithstanding anything in this Agreement to the contrary, and except as may relate to the Assumed Contracts, Buyer is not assuming any Liabilities of whatever nature, whether presently in existence or arising hereafter. All such Liabilities shall be retained by and remain
Liabilities of the Company.

         1.03 [Intentionally Omitted]

         1.04 Deposit. Within one day of the execution of this Agreement, Buyer shall deposit $200,000 with the Company (the "Deposit") to be held by the
Company in a segregated account pending payment at the Closing. No interest shall be paid to Buyer on the Deposit.

         1.05 Purchase Price. The aggregate purchase price for the Purchased
Assets (the "Purchase Price") is equal to $4,000,000; provided, however, that at the Closing, the Purchase Price shall be adjusted as follows: (a) If the accounts receivable on the books and records of the Company at the end of the business day prior to the Closing, as determined by the Company in good faith and certified to the Buyer at the Closing (the "Closing Accounts Receivable")
are less than $1,750,000, then the Purchase Price shall be reduced, on a dollar-for-dollar basis, by an amount equal to the amount by which the Closing
Accounts Receivable are less than $1,750,000 and (b) If the Closing Accounts
Receivable are greater than $1,850,000, then the Purchase Price shall be increased, on a dollar-for-dollar basis, by an amount equal to the excess of the
Closing Accounts Receivable over $1,850,000. For the avoidance of doubt, there shall be no adjustment if the Closing Accounts Receivable are between $1,750,000 and $1,850,000. In addition, the Purchase Price shall be increased for any rent prepaid by the Company in accordance with Sections 4.08 and 4.09.

         1.06 The Closing. (a) Unless this Agreement has been terminated pursuant to Section 9.01, and subject to the satisfaction or waiver of the applicable conditions set forth in Sections 7 and 8 and the deliveries required by this Agreement, if applicable, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Thompson
Coburn LLP, One US Bank Plaza, St. Louis MO 63101, at 10:00 a.m., local time, on the second Business Day following the date of satisfaction or waiver by the appropriate party of the conditions set forth in Sections 7 and 8, unless another date, time or place is mutually agreed to by the parties hereto (the
"Closing Date"). The Closing shall be effective as of 12:01 a.m. on the Closing
Date.

         (b) At the Closing, Buyer will pay the Purchase Price (less the
Deposit) by wire transfer of immediately available United States funds to the
Company, at an account or accounts identified by the Company in writing at least
2 Business Days before the Closing Date.

         (c) At the Closing, the Company shall deliver to Buyer:

               (i) executed deeds, bills of sale and assignments in customary form necessary to effect the transfer of the Purchased Assets to Buyer;

               (ii) a duly executed counterpart of the Bill of Sale and
     Assignment and Assumption Agreement;

               (iii) possession and control of the Purchased Assets and all documents relating to Inventory on order (but not physical possession of
     Inventory in the possession of vendors or common carriers or other third parties in the ordinary course of business); and

               (iv) all books and records relating to the Business and the
     Purchased Assets provided that the Company shall be entitled to retain copies of the books and records and that Buyer shall provide access to such books and records as reasonably requested by the Company.

         (d) At the Closing, Buyer shall deliver to the Company:

               (i) the Purchase Price (less the amount of the Deposit);

               (ii) a duly executed counterpart of the Bill of Sale and
     Assignment and Assumption Agreement; and

               (iii) such other documents, instruments and certificates as may be necessary or as the Company may reasonably request to effect the transactions contemplated hereby.

         1.07 Assumption of Assumed Contracts. The Sale Order will provide for the assumption by the Company and the sale and assignment to Buyer, effective upon the Closing, of the Assumed Contracts such that as of the Closing Date, the
Company shall assume pursuant to Section 365(a) of the Bankruptcy Code and sell and assign to Buyer, pursuant to Sections 363(b), (f) and (m) and Section 365(f)
of the Bankruptcy Code, each of the Assumed Contracts. The Assumed Contracts are set forth on Exhibit A and identified by the date of the Assumed Contract (if available), the other party or parties to such Assumed Contract and the address of such party or parties.

                                    SECTION 2
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         The Company represents and warrants to Buyer as follows:

         2.01 Authority. Subject to the approval of the Bankruptcy Court, the
Company has the requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and, upon entry of the
Sale Order, to consummate the transactions contemplated hereby. Subject to the approval of the Bankruptcy Court, the execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder, have been duly and validly authorized by all necessary corporate action of the
Company. Subject to the approval of the Bankruptcy Court, this Agreement has been duly and validly executed and delivered by the Company and constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms.

         2.02 No Conflicts. Subject to the approval of the Bankruptcy Court, the execution and delivery by the Company of this Agreement and the performance by the Company of its pre-Closing obligations hereunder will not, and, upon entry of the Sale Order, the consummation of the transactions contemplated hereby, including the performance of transfers, assumptions or other actions required of it by this Agreement to effect such consummation, will not:

         (a) violate or breach any term or provision of any Law or Order applicable to the Company or any of the Assets of the Company, other than such violations or breaches which

would not, individually or in the aggregate, reasonably be expected to adversely affect the validity or enforceability of this Agreement or to have a Material
Adverse Effect; or

         (b) except as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of the Company to consummate the transactions contemplated hereby, or to perform its obligations hereunder, and would not, individually or in the aggregate, reasonably be expected to have a
Material Adverse Effect, (i) violate or breach, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien on any Assets of the Company under, any Contract included in the
Purchased Assets, or by which any Purchased Asset is bound.

         2.03 Governmental Approvals and Filings. Subject to the approval of the
Bankruptcy Court, no consent, approval or action of, filing with or notice to any Governmental Authority is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) for consents, approvals or actions of, and filings with or notice to, the Bankruptcy Court and
(ii) where the failure to obtain any such consent, approval or action to make any such filing or to give any such notice, individually or in the aggregate, would not reasonably be expected to adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement or to perform their obligations hereunder or to have a Material Adverse Effect.

         2.04 Title to Assets. The Company has good and marketable title to the
Purchased Assets free and clear of any Liens other than Liens that will be released or discharged pursuant to the Sale Order at or prior to the Closing and
Permitted Liens.

         2.05 No Other Representations and Warranties. Except for the
representations and warranties contained in this Section 2, neither the Company nor any affiliate of the Company or any other Person makes or has been authorized to make any express or implied representation or warranty, and the
Company and the Company's affiliates hereby disclaim any express or implied representation or warranty, whether by Company or any affiliates of the Company or any of their respective officers, directors, employees, agents or representatives or any other Person, in connection with the delivery or disclosure to Buyer or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information regarding the Company or the Purchased Assets.

                                   SECTION 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Company as follows:

         3.01 Authority. Buyer has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, and the performance by Buyer of its obligations hereunder, have been duly and validly authorized by all necessary corporate action of Buyer, and no other corporate action on the part of Buyer is necessary to approve this Agreement or to consummate the transactions contemplated hereby.
This Agreement has been duly and validly executed and delivered by Buyer and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

         3.02 No Conflicts. The execution and delivery by Buyer of this
Agreement does not, and the performance by Buyer of its obligations under this
Agreement and the consummation of the transactions contemplated hereby will not:

         (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of Buyer;

         (b) result in a violation or breach of any term or provision of any Law or Order applicable to Buyer, other than such violations or breaches which would not, individually or in the aggregate, reasonably be expected to adversely affect the validity or enforceability of this Agreement or to have a material adverse effect on Buyer; or

         (c) except as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Buyer to consummate the transactions contemplated hereby or to perform its obligations hereunder, and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer, (i) result in a violation or breach of, (ii)
constitute (with or without notice or lapse of time or both) a default under,
(iii) require Buyer to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of,
(iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien on Buyer under, any Contract to which Buyer is bound.

         3.03 Governmental Approvals and Filings. No consent, approval or action of~, filing with or notice to any Governmental Authority is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) for consents, approvals or actions of, and filings with or notice to, the Bankruptcy Court and (ii) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice, individually or in the aggregate, would not reasonably be expected to adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder or to have a material adverse effect on Buyer.

         3.04 Financial Matters. Buyer has, and as of the Closing Date will have, sufficient cash to fund the Purchase Price and to make all other necessary payments of fees and expenses of Buyer in connection with the transactions contemplated by this Agreement and to operate the Business as contemplated by this Agreement.

         3.05 Purchased Assets. Buyer hereby acknowledges that it is purchasing the Purchased Assets on an "as-is" basis and the Company makes no representations and warranties as to the condition of the Purchased Assets.

                                   SECTION 4
                       COVENANTS OF THE COMPANY AND BUYER

         4.01 Conduct of Business. Subject to applicable Law and any obligations as debtor or debtor-in-possession under the Bankruptcy Code and, except as expressly contemplated by this Agreement, and except as may be consented to by
Buyer in writing in its sole discretion, from the date hereof to the Closing
Date, the Company will operate the Business in the ordinary course of business as currently conducted.

         4.02 Employment Matters.

         (a) It is Buyer's intention to offer full-time employment effective as of the Closing Date to substantially all persons who are active Employees of the
Business as of the Closing Date, for substantially similar positions with Buyer as such Employees held with the Company prior to the Closing Date and at the same salary or regular wage rate received by such Employees prior to the Closing
Date. Employees who accept such offers are referred to herein as "Transferred
Employees").

         (b) Buyer shall be liable and responsible for compliance with, as well as any liability which may exist under the WARN Act, with respect to the termination of any Transferred Employees on or after the Closing Date.

         (c) Nothing contained in this Section 4.06 or elsewhere in this
Agreement will be deemed to make any Transferred Employee or other employee of the Company a third party beneficiary of this Agreement or to guarantee any period of continued employment.

         4.03 Carlstadt Lease. All payments in respect of the Carlstadt Lease, including, but not limited to, rent payments, utilities and other costs shall be pro-rated between Buyer on the one hand and the Company on the other hand as of the Closing Date. All such pro-rations shall be allocated so that items relating to time periods ended on or prior to the Closing Date shall be allocated to the
Company and items relating to time periods beginning on or after the Closing
Date shall be allocated to Buyer. In addition, Buyer shall reimburse the Company at the Closing for any security deposit held by the landlord under the Carlstadt
Lease.

         4.04 Englewood Lease. All payments in respect of the Englewood Lease, including, but not limited to, rent payments, utilities and other costs shall be pro-rated between Buyer on the one hand and the Company on the other hand as of the Closing Date. All such pro-

rations shall be allocated so that items relating to time periods ended on or prior to the Closing Date shall be allocated to the Company and items relating to time periods beginning on or after the Closing Date shall be allocated to
Buyer. In addition, Buyer shall reimburse the Company at the Closing for any security deposit held by the landlord under the Englewood Lease. Buyer shall be solely responsible for any and all obligations to the lessor under the Englewood
Lease arising after the Closing with respect to its occupancy of the premises and the Company shall have no liability following the Closing with respect to
Buyer's occupancy thereof.

                                   SECTION 5
                         BANKRUPTCY AND OTHER COVENANTS

         5.01 Bankruptcy Court Filings and Approvals. The Company shall file with the Bankruptcy Court, as soon as practicable following the execution of this Agreement, a motion seeking entry of the Procedures Order and the Sale
Order authorizing the Company to enter into this Agreement and to consummate the transactions contemplated hereunder. The Company agrees to cooperate with Buyer to seek that the Sale Order provide that neither the purchase of the Purchased
Assets nor the subsequent operation of any business with the Purchased Assets shall cause Buyer to be deemed a successor of Seller or Company within the meaning of any revenue, pension, benefits, Tax, labor, products liability law or any environmental, health, and safety requirements.

         5.02 Further Assurances. Subject to the terms and conditions of this
Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby, and, subject to the conditions set forth in Sections 7 and 8 hereof, to consummate the transactions contemplated by this
Agreement as promptly as practicable. Buyer agrees to provide a pro forma balance sheet reflecting its financial position following the Closing, if necessary to meet adequate assurance requirements.

                                   SECTION 6
                                      TAXES

         6.01 Taxes Borne by the Buyer. Buyer and the Company recognize and acknowledge that the sale, transfer, assignment and delivery of the Purchased
Assets may be exempt under Section 1146(c) of the Bankruptcy Code and the Sale
Order from all state and local transfer, recording, stamp or other similar transfer Taxes that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Assets. Notwithstanding the foregoing, any sales, transfer, use (including gains and income taxes) or other similar Taxes not exempt under Section 1146(c) of the Bankruptcy Code that may be imposed as a direct result of the transactions contemplated by this Agreement (such Taxes,
"Transfer Taxes") will be borne solely by the Buyer.

         6.02 Pro-Rated Taxes. Other than Transfer Taxes set forth in Section
6.01, real and personal property Taxes and assessments on the Purchased Assets shall be pro-rated between

Buyer on the one hand and the Company on the other hand as of the Closing Date.
All such pro-rations shall be allocated so that items relating to time periods ended on or prior to the Closing Date shall be allocated to the Company and items relating to time periods beginning on or after the Closing Date shall be allocated to Buyer.

         6.03 Purchase Price Allocation; IRS Filings. Within sixty (60) days after the final determination of the Purchase Price, Buyer and the Company shall in good faith allocate the Purchase Price (and all other capitalized costs, including those resulting from the assumption of liabilities) among the
Purchased Assets. Such allocation shall be made in accordance with the provisions of Section 1060 of the Code and any corresponding applicable provisions of foreign Tax law. All federal, state, local and foreign Tax Returns shall be prepared and filed consistent with such allocation.

         6.04 Bulk Sales. Each of the parties hereto waives compliance with any applicable provisions of the Uniform Commercial Code Section 6 (Bulk Sales or
Bulk Transfers) or analogous provisions of Law, as adopted in the states in which the Business is conducted as such provisions may apply to the transactions contemplated by this Agreement.

                                    SECTION 7
                       CONDITIONS TO OBLIGATIONS OF BUYER

         The obligation of Buyer hereunder to consummate the transactions contemplated hereby is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion):

         7.01 Representations and Warranties. The representations and warranties made by the Company in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing
Date, except to the extent unless expressly made as of another date.

         7.02 Performance. The Company shall have performed and complied, in all material respects, with the covenants required by this Agreement to be performed or complied with by the Company at or before the Closing, including completion of the deliveries to Buyer set forth in Section 1.06(c).

         7.03 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law (that has not been withdrawn or terminated) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

         7.04 Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Procedures Order and the Sale Order (at least 2 Business Days prior to the
Closing Date, in the case of the Sale Order) and provided such other relief as may be necessary or appropriate to allow the consummation of the transactions contemplated by this Agreement.

         7.05 Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

         7.06 Leased Property. The Carlstadt Lease shall have been assigned to
Buyer effective at the Closing and either (a) Buyer, the Company and the lessor under the Englewood Lease shall have reached a mutually acceptable agreement regarding the termination of the Englewood Lease and surrender of the premises to lessor or (2) a Bankruptcy Court order shall have been entered in connection with the sale providing for the rejection of the Englewood Lease effective four
(4) months after the Closing and providing that Buyer shall be solely responsible for any and all obligations to the lessor under the Englewood Lease arising after the Closing with respect to its occupancy of the premises and the
Company shall have no liability following the Closing with respect to Buyer's occupancy thereof; provided that the condition set forth in this Section 7.06 shall not be required to the extent that the Carlstadt Lease shall not have been assigned to Buyer as a result of Buyer's inability to adequately demonstrate its creditworthiness.

         Notwithstanding the foregoing, Buyer's obligations to consummate the transactions contemplated hereby shall not be relieved by the failure of any of the foregoing conditions if such failure is the result, direct or indirect, of any breach by Buyer of its material obligations under this Agreement with respect to the transactions contemplated hereby.

                                    SECTION 8
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

         The obligation of the Company hereunder to consummate the transactions contemplated hereby is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

         8.01 Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing
Date, except to the extent expressly made as of another date.

         8.02 Performance. Buyer shall have performed and complied, in all material respects, with the covenants required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

         8.03 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law (that has not been withdrawn or terminated) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

         8.04 Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Procedure Order and Sale Order

         8.05 DIP Lender Consent. The Company shall have received the requisite consent of the lenders under its debtor-in-possession credit facility.

         Notwithstanding the foregoing, the Company's obligations to consummate the transactions contemplated hereby shall not be relieved by the failure of any of the foregoing conditions if such failure is the result, direct or indirect, of any breach by the Company of its material obligations under this Agreement, the Procedures Order or the Sale Order with respect to the transactions contemplated hereby.

                                   SECTION 9
                                   TERMINATION

         9.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the
Closing Date:

         (a) By mutual written agreement of Buyer and the Company;

         (b) By the Company or Buyer upon notification to the non-terminating party by the terminating party:

               (i) at any time after the Termination Date, if the Closing has not been consummated on or prior to such date and such failure is not caused by a breach of this Agreement by the terminating party; provided, however, that such date may be extended by mutual agreement of the parties;

               (ii) if (A) any court of competent jurisdiction (other than the
     Bankruptcy Court) or other competent Governmental Authority (other than the
     Bankruptcy Court) has issued an Order which has become final and nonappealable or (B) any Law (other than the Bankruptcy Code) is in effect, in either case restricting or restraining in a material manner or enjoining or otherwise prohibiting or making illegal the effectuation of the transactions contemplated by this Agreement;

               (iii) if the Bankruptcy Court has issued an Order which has become final and nonappealable restricting or restraining in a material manner or enjoining or otherwise prohibiting or making illegal the effectuation of any of the transactions contemplated by this Agreement; or

               (iv) if the Company shall not have accepted this Agreement as the highest and best offer for any or all of the Purchased Assets and the
     Bankruptcy Court approves an Alternative Transaction;

         (c) By Buyer, if a Material Adverse Effect has occurred;

         (d) By Buyer, if the conditions to the Closing set forth in Sections
7.01 or 7.02 have not been satisfied by reason of a breach of a representation, warranty or covenant and,

                                       10

in any such case, such failure is not curable or, if curable, has not been cured within ten days following receipt by the Company of written notice of such breach from the Buyer; or

         (e) By the Company, if the conditions to the Closing set forth in
Sections 8.01 or 8.02 have not been satisfied by reason of a breach of a representation, warranty or covenant and, in any such case, such failure is not curable or, if curable, has not been cured within ten days following receipt by the Buyer of written notice of such breach from the Company.

         9.02 Effect of Termination.

         (a) If this Agreement is validly terminated pursuant to Section 9.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any party hereto (or its respective
Representatives or Affiliates), except that Sections 12.03, 12.04, 12.10, 12.11 and the provisions of this Section 9 will continue to apply following any such termination. Nothing contained in this Agreement will relieve any party from any
Liability for any willful breach prior to such termination of such party's representations, warranties, covenants or agreements set forth in this
Agreement. The termination of this Agreement will not affect the Confidentiality
Agreement, which will continue in full force and effect to the extent provided by the terms thereof.

         (b) If the Procedure Order has been entered and this Agreement is terminated by either party pursuant to Section 9.01(b)(iv), the Company shall pay to Buyer in immediately available funds the Termination Fee, upon the closing of an Alternative Transaction.

         (c) The Termination Fee, to the extent payable pursuant to the preceding paragraph, shall be paid from the proceeds of any Alternative
Transaction. The Company hereby acknowledges that the Company's obligation to pay the Termination Fee, if any, shall survive termination of this Agreement.
Any such amounts paid or payable as aforesaid shall constitute the sole and exclusive remedy of Buyer in the event of a termination hereunder

         (d) In the event this Agreement is terminated by the Company or Buyer pursuant to any provision of Section 9.01, except if such termination is a result of a breach of this Agreement by Buyer, the Deposit shall be returned to
Buyer.

         9.03 Non-Solicitation by Buyer. If this Agreement has been terminated by the Company, neither Buyer nor its Representatives will initiate or maintain contact (except for any contact made in the ordinary course of business) with any officer, director or employee of the Company concerning the Business except with the prior written consent of the Company. For a period of one year from the date of such termination, without the prior written consent of the Company,
Buyer shall neither hire nor solicit (unless in the form of a general solicitation) any senior level employee of the Company with whom Buyer has had contact during the period beginning on the date of the Confidentiality Agreement through the date of such termination.

                                       11

                                   SECTION 10
                                    SURVIVAL

         10.01 Survival. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall expire as of the
Closing. Until the Closing, such representations and warranties shall not be extinguished by any investigation made by or on behalf of, or any Knowledge acquired (or capable of being acquired) at any time by, any party hereto, whether before or after the date of this Agreement. All of the covenants, agreements and obligations of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance. Notwithstanding the foregoing, the Buyer understands and agrees that the Company may be liquidated and/or dissolved, in the Company's sole discretion, at any time after the Closing Date and the provisions of this Section 10.01 shall not prevent such liquidation or dissolution or confirmation of a plan intended to effectuate such dissolution or liquidation.

                                   SECTION 11
                                   DEFINITIONS

         11.01 Definitions. (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

         "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

         "Agreement" means this Asset Purchase Agreement, the Exhibits and applicable Annexes hereto, as the same may be amended from time to time.

         "Alternative Transaction" means a transaction or series of related transactions pursuant to which the Company accepts a Qualified Bid, other than that of Buyer, as the highest and best offer.

         "Assumed Contracts" means the Contracts described on Exhibit A.

         "Bankruptcy Code" means Title 11 of the United States Code.

         "Bankruptcy Court" means the United States Bankruptcy Court for the
Eastern District of Missouri, Eastern Division.

         "Bill of Sale and Assignment and Assumption Agreement" means the bill of sale and assignment and assumption agreement substantially in the form of
Exhibit C hereto, to be executed by the Company at the Closing Date.

         "Business" means the business of the Company relating to manufacturing and distribution of wall-covering products and all assets relating thereto, including, but not limited to, (i) all Inventory (including inventory on-hand and in transit) owned by the Company, (ii) all

                                       12

machinery and equipment owned by the Company, (iii) accounts receivable and (iv)
and Intellectual Property rights owned by the Company, excluding, in each case, the Excluded Assets.

         "Business Day" means a day other than Saturday, Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

         "Buyer" has the meaning ascribed to it in the forepart of this
Agreement.

         "Carlstadt Lease" means the lease between the Company and Estelle
Adams, dated May 4, 1984, as amended, relating to the Company's facility in
Carlstadt, New Jersey.

         "Chapter 11 Case" means the voluntary case under the Bankruptcy Code filed in the Bankruptcy Court.

         "Charter Documents" means, as to any Person, such Person's certificate of incorporation or formation, by-laws, limited liability company operating agreement, and other comparable constituent, charter or organizational documents, as applicable in such Person's jurisdiction of formation.

         "Closing" has the meaning ascribed to it in Section 1.06(a).

         "Closing Date" has the meaning ascribed to it in Section 1.06(a).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning ascribed to it in the forepart of this
Agreement.

         "Company's Disclosure Schedule" has the meaning ascribed to it in the preamble to Section 2.

         "Confidentiality Agreement" means the agreement previously entered into between Buyer and the Company regarding certain confidential information to be provided by or on behalf of the Company in connection with the transactions contemplated hereby.

         "Contract" means any agreement, lease, license, evidence of
Indebtedness, mortgage, indenture, security agreement or other contract, commitment or instrument (whether written or oral).

         "Deposit" has the meaning set forth in Section 1.05.

         "Employee" means each employee, officer or consultant of the Company who is involved in any aspect of the Business.

         "Englewood Lease" means the lease between Murray L. Beer and the
Company, dated as of January 1, 1994, as amended.

                                       13

         "Excluded Assets" means the following Assets of the Company:

               (i) the rights of the Company in, to and under all Contracts that are not Assumed Contracts;

               (ii) all preference actions, fraudulent conveyance actions, rights of setoff and other claims or causes of action, except for rights against customers, parties to contracts and other similar ordinary course of business claims relating exclusively to the conduct of the Business and not specified or arising under the Bankruptcy Code;

               (iii) the Company's rights under this Agreement;

               (iv) copies of any books and records relating to the Company's
     Tax Returns and financial statements (without prejudice to the Company's rights to retain copies of books and records related to the Purchased
     Assets);

               (v) the rights of the Company to any credits, refunds, rebates or abatements of any Taxes;

               (vi) all claims of the Company against its officers, directors and shareholders, and all related insurance claims; and

               (vii) all of the rights and claims of the Company for avoidance actions available to the Company under the Bankruptcy Code as set forth in
     Sections 544 through 551 and any related provisions of the Bankruptcy Code, and any related claims and actions arising under such sections by operation of law or otherwise, including any and all proceeds of the foregoing.

         "GAAP" means United States generally accepted accounting principles, consistently applied.

         "Governmental Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United
States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

         "Indebtedness" of any Person means all obligations of such Person (i)
for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases, and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

         "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, and associated goodwill, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, processes, formulae, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs

                                       14

(including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

         "Inventory" means all of the Company's inventories of raw materials, work-in-process, finished goods, products under research and development, supplies, parts, packaging materials and other accessories related to the
Business located on, held at or in transit from or to, the locations at which the Business is conducted, or located at the premises of any customer of the
Business (on consignment or otherwise), including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights against suppliers of such inventories.

         "IRS" means the United States Internal Revenue Service. ---

         "Knowledge" and "Known" mean, with respect to (i) the Company, the actual knowledge as to any such matter of any member of the Company's senior management, or (ii) Buyer, the actual knowledge of the Buyer's officers and directors.

         "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

         "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

         "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

         "Material Adverse Effect" means any material adverse change in the condition of the Purchased Assets. Without prejudice to the occurrence of a
Material Adverse Effect on another basis, changes or effects resulting from the transactions contemplated by this Agreement, the announcement thereof or any actions by the Company with regard to, including any failure to pay, Liabilities shall not constitute a Material Adverse Effect.

         "Order" means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such ease whether preliminary or final).

         "Permitted Liens" shall mean the following: (a) Liens for Taxes, assessments or other governmental charges not yet due and payable; (b) Liens on leases of real property arising from the provisions of such leases, including, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Authority; (c) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the value of the real property that is the subject of any of the Assumed
Contracts and do not materially and

                                       15

adversely affect, impair or interfere with the use of any property affected thereby; and (d) public utility easements of record, in customary form, to serve the real property that is the subject of any of the Assumed Contracts.

         "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

         "Procedures Motion" means the Motion For Order Pursuant To Bankruptcy
Code Sections 105 and 363 (A) Authorizing Debtor To Conduct An Auction For Sale
Of Substantially All Assets Of Sellers & Josephson, Inc.; (B) Establishing And
Approving Bid Procedures, Including Certain Buyer Protections; (C) Scheduling
Bidding Deadline, Auction, And Sale Hearing; (D) Approving Form And Manner Of
Notice Pursuant To Bankruptcy Rule 2002; And (E) Authorizing Debtor To Perform
In Accordance With the Agreement, filed by the Company with the Bankruptcy Court on the date hereof.

         "Procedures Order" means the order of the Bankruptcy Court pursuant to
Sections 105(a), 363 and 365 of the Bankruptcy Code granting the Procedures
Motion, which order includes sales procedures that are substantially in the form attached hereto as Exhibit C.

         "Purchase Price" has the meaning ascribed to it in Section 1.05.

         "Purchased Assets" means the following assets: all of the Company's right, title and interest in and to all the Assets that are used in or relate to the Business, other than the Excluded Assets, as such Assets exist on the
Closing Date, including the following Assets:

               (i) the Carlstadt Lease;

               (ii) the Assumed Contracts;

               (iii) the Inventory located at the Company's facilities in
     Carlstadt, NJ and Englewood, NJ and all rights of the Company with respect to purchase orders for Inventory or goods that will become Inventory in the
     Business;

               (iv) all of the Company's accounts receivable as of the Closing
     Date;

               (v) Tangible Personal Property; and

               (vi) all of the Company's Intellectual Property and related rights relating to the Business, including all rights in and to the tradenames, trademarks, copyrights and other Intellectual Property rights of the Company, including artwork, designs, photographs or related intangible property.

         "Qualified Bid" shall have the meaning set forth in the Procedures
Motion.

         "Regulation" means the income tax regulations, including temporary regulations,

                                       16

promulgated under the Code, as such regulations are amended from time to time.

         "Representatives" means, with respect to any Person, such Person and its officers, directors, employees, counsel, accountants, financial advisors, lenders, consultants and other representatives.

         "Sale Order" means the order of the Bankruptcy Court to be entered pursuant to, among others, Sections 105, 363 and 365 of the Bankruptcy Code approving the conveyance of the Purchased Assets on the terms and conditions set forth in this Agreement to Buyer.

         "Subsidiary" with respect to an entity means any Person in which such entity, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than 50% of either the equity interests in, or the voting control of, such Person.

         "Tangible Personal Property" means all of the Company's furniture, fixtures, equipment, machinery and other tangible personal property (other than
Inventory) relating to the Business, including such Assets located at, or in transit to or from, located at the Company's facilities in Carlstadt, NJ and
Englewood, NJ or located at the premises of any customer of the Business (on consignment or otherwise) or at any other locations, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person.

         "Taxes" means any and all taxes, fees, levies, duties, tariffs, import and other similar charges imposed by any taxing authority, together with any related interest, penalties or other additions to tax or additional amounts imposed by any taxing authority, and without limiting the generality of the foregoing, will include net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, franchise, profits, license, transfer, recording, escheat, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, environmental, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever.

         "Tax Returns" means all returns, reports and forms required to be filed with a Governmental Authority with respect to Taxes.

         "Termination Date" means September 30, 2005 (or such later date as may be approved by the Bankruptcy Court but no later than October 31, 2005).

         "Termination Fee" means an fee in the amount of $200,000.

         "Transferred Employee" has the meaning ascribed in Section 4.06(a).

         "Transfer Taxes" has the meaning ascribed to it in Section 6.01.

         "WARN Act" means the Worker Adjustment and Retaining Notification Act.

                                       17

         11.02 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby"
and derivative or similar words refer to this entire Agreement; (iv) the terms
"Section," "Section," "Annex" or "Exhibit" refer to the specified Section,
Section, Annex or Exhibit of or to this Agreement; (v) the phrase "ordinary course of business" refers to the business of the Company in connection with the
Business; and (vi) the terms "include," "includes" and "including" will be deemed to be followed by the words "without limitation." Whenever this Agreement refers to a number of days, such number will refer to calendar days unless
Business Days are specified. All accounting terms used herein and not expressly defined herein will have the meanings given to them under GAAP. Whenever the
"Company" is used in this Agreement with reference to a period after the
Closing, the term means the Company that is in existence and the successor or successors to the Company, if any.

                                   SECTION 12
                                  MISCELLANEOUS

         12.01 Entire Agreement. This Agreement and the Confidentiality
Agreement supersedes all prior discussions and agreements prior to the date hereof between the parties with respect to the subject matter hereof and thereof; and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

         12.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by internationally recognized courier, to the parties at the following addresses or facsimile numbers:

         If to the Company, to:

         Sellers & Josephson Inc.
         c/o Falcon Products, Inc.
         10650 Gateway Blvd.
         St. Louis, Missouri 63132
         Attention:  Mr. Neal R. Restivo
         Fax:  (314) 991-9295

         with a copy to:

         Dechert LLP
         30 Rockefeller Plaza
         New York, NY 10112
         Attn:  Richard A. Goldberg, Esq.
         Fax:  (212) 698-3599

         If to Buyer, to:

                                       18

         Horizon Motors, Inc.
         3521 Oak Lawn Avenue, Suite 507
         Dallas, Texas 75219
         Attn:  David Segal
         Fax:  (214) 522-4668

         All such notices, requests and other communications will (i) if delivered by facsimile transmission, be deemed given upon electronic confirmation of receipt and (ii) if delivered personally or by nationally recognized courier, be deemed given upon actual receipt by the Person to receive delivery. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

         12.03 Expenses. Whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses, incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

         12.04 Public Announcements. At all times at or before the Closing, the parties hereto and their Representatives will not issue or make any public reports, public statements or releases to the public with respect to this
Agreement or the transactions contemplated hereby without the consent of the other, which consent will not be unreasonably withheld, except to the extent that such disclosure is determined in good faith by the disclosing party to be required by Law or by stock exchange requirements; provided that any such required public disclosure will only be made, to the extent consistent with Law, after consultation with the other parties hereto; provided, further, that this
Section 12.04 will not apply to any public reports, public statements, public releases or other communications by the Company to the public as required under the Bankruptcy Code or by the Bankruptcy Court in connection with the Chapter 11
Case, by any other court of competent jurisdiction in connection with the
Chapter 11 Case or this Agreement or pursuant to the rules promulgated by the
Securities and Exchange Commission.

         12.05 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof; but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

         12.06 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

         12.07 No Third Party Beneficiary. The terms and provisions of this
Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person, except as expressly set forth herein. The terms and provisions of this

                                       19

Agreement shall not impose or create any duty or obligation of any kind or nature on any third party.

         12.08 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto prior to the Closing without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Buyer may assign any or all of its rights (but not delegate any of its obligations) hereunder to one or more of its direct or indirect wholly owned Subsidiaries; provided that such assignment shall not release or discharge Buyer of any of is Liabilities hereunder.

         12.09 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         12.10 Retention of Bankruptcy Court Jurisdiction. The Bankruptcy Court
will retain jurisdiction for the purpose of determining any and all controversies and disputes related to or arising under or in connection with, or for purposes of interpreting the provisions of, this Agreement.

         12.11 Governing Law. This Agreement and all claims with respect thereto shall be governed by and construed in accordance with federal bankruptcy law, to the extent applicable, and, where state law is implicated, the laws of the State of Missouri without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.

         12.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c)
the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

         12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  [Remainder of page intentionally left blank]

                                       20

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of each party hereto as of the date first above written.

                                         SELLERS & JOSEPHSON INC.

                                         By:     /s/ Neal R. Restivo
                                             -----------------------------------
                                             Name:
                                             Title:

                                         HORIZON MOTORS, INC.

                                         By:      /s/ David Segal
                                             -----------------------------------
                                             Name:
                                             Title:

                                       21

                                                                       EXHIBIT B

              BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT
              ----------------------------------------------------

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement"),
dated as of             , 2005, is made by and between Sellers & Josephson Inc.,
a New Jersey corporation (the "Company"), and Horizon Motors, Inc., a Delaware
corporation ("Buyer").

                                   WITNESSETH:
                                   -----------

         WHEREAS, the Company filed a voluntary case (No. 05-4119-399) on
January 31, 2005 in the United States Bankruptcy Court for the Eastern District
of Missouri (the "Bankruptcy Court");

         WHEREAS, the Company and Buyer entered into that certain Asset Purchase
Agreement dated August 4, 2005 (the "Purchase Agreement") pursuant to which
Buyer agreed to purchase and the Company agreed to sell the Purchased Assets;

         WHEREAS, pursuant to the Purchase Agreement, the Company agreed to assign and Buyer agreed to assume the Assumed Contracts; and

         WHEREAS, Buyer and the Company have agreed that the sale of the
Purchased Assets and the assignment and assumption of the Assumed Contracts will be made on the terms hereof.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. CONVEYANCE OF TRANSFERRED ASSETS. As of the Closing, subject to the terms of the Purchase Agreement, the Company hereby sells, conveys, transfers, assigns and delivers to Buyer and its successors and assigns, forever, all of the
Company's right, title and interest in and to the Purchased Assets free and clear of all Liens except Permitted Liens. Buyer hereby accepts such transfer, sale, assignment, conveyance, delegation and delivery.

2. ASSUMPTION OF CONTRACTS. Subject to the terms of the Purchase Agreement, the
Company hereby assigns and the Buyer hereby assumes and agrees to honor and discharge, in accordance with their terms, the Assumed Contracts. On and after the Closing Date, the Company shall have no further responsibility or liability with respect to the Assumed Contracts and Buyer shall have to recourse to Seller with respect thereto.

3. COLLECTION OF ACCOUNTS RECEIVABLE. The Company hereby irrevocably designates, makes, constitutes and appoints Buyer (and all persons designated by Buyer) as its true and lawful attorney-in-fact to receive, give receipts for, take, endorse, assign, deliver, deposit, demand, collect and sue on any accounts receivable included in the Purchased Assets.

4. FURTHER ASSURANCES. Each party will execute and deliver, or cause to be executed and delivered, from time to time hereafter, all such further documents and instruments

and take all such further actions as may be reasonably necessary to give full effect to the intent of this Agreement and the Purchase Agreement and to effectively transfer the Purchased Assets or, subject to the terms of the
Purchase Agreement, for the Buyer to assume, honor and discharge when due the
Assumed Contracts.

5. DEFINED TERMS. All capitalized terms used herein without definition shall have the meanings assigned to them in the Purchase Agreement.

6. COUNTERPARTS; FACSIMILE. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart evidencing execution by each party hereto. Delivery of a telecopied version of one or more signatures on this Agreement shall be deemed adequate delivery for purposes of this Agreement. Delivery of a facsimile version of one or more signatures to this Agreement shall be deemed adequate delivery for purposes of this Agreement.

7. CONTROLLING AGREEMENT. It is contemplated that the Assignor may, at any time or from time to time, execute, acknowledge and deliver one or more separate instruments of assignment and conveyance relating to certain of the Transferred
Assets. No such separate instrument of assignment or conveyance shall limit the scope and effect of the assignment of the Transferred Assets and assumption of the Assumed Contracts contemplated by the terms and conditions of the Purchase
Agreement. In the event that any conflict or ambiguity exists between the
Purchase Agreement and any such separate instrument or assignment, the terms and provisions of the Purchase Agreement shall govern and be controlling.

8. GOVERNING LAW. The validity of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri, without giving effect to principles of conflicts of law.

9. SUCCESSORS AND ASSIGNS. This Agreement shall bind the Company and its successors and assigns and inure to the benefit of Buyer and its successors and assigns.

10. DESCRIPTIVE HEADINGS. The descriptive headings of the several paragraphs, subparagraphs and clauses of this Agreement were inserted for convenience only and shall not be deemed to effect the meaning or construction of any of the provisions hereof.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMPANY:                         SELLERS & JOSEPHSON, INC.

                                  By:
                                      -----------------------------------
                                      Name:
                                      Title:

BUYER:                           HORIZON MOTORS, INC.

                                  By:
                                      -----------------------------------
                                      Name:
                                      Title:

                                    EXHIBIT C

                                 SALE PROCEDURES

     The following procedures (the "Sale Procedures") and those set forth in the
Procedures Order (as defined below) shall govern the sale of the Purchased
Assets (as defined in the Purchase Agreement described below) between Sellers &
Josephson, Inc. (the "Debtor") and Horizon Motors, Inc. ("Buyer"). These Sale
Procedures have been approved and authorized by an order (the "Procedures
Order") of the United States Bankruptcy Court for the Eastern District of
Missouri (the "Bankruptcy Court").

     1. Property to be Sold. Pursuant to that certain Asset Purchase Agreement
(the "Purchase Agreement") by and among Buyer and the Debtor, dated as of
August   , 2005, the Buyer has agreed to purchase the Purchased Assets. A copy of the Purchase Agreement and Procedures Order may be obtained by request made to counsel for the Debtor, Eve H. Karasik, Stutman, Treister& Glatt P.C., 1901
Avenue of the Stars, #1200, Los Angeles, California 90067, fax (310) 228-5788.
As provided in the Procedures Order, the sale of the Purchased Assets (the
"Sale") is subject to a determination by the Bankruptcy Court of which entity has submitted the highest and best bid pursuant to the procedures set forth in the Procedures Order and herein. The Buyer shall be treated as a Qualified
Bidder (as defined in Section 3 below) and the Purchase Agreement shall be treated as a Qualified Bid (as defined in Section 3 below) for all purposes under these Sale Procedures.

     2. Due Diligence. To the extent a party wishes to perform due diligence and examine the Purchased Assets, the party must submit to the Debtor an executed confidentiality agreement (the form of which will be provided upon request), in form and substance satisfactory to the Debtor and provide satisfactory evidence to the Debtor of the bidder's financial ability to close the sale of the
Purchased Assets, including the most recent audited financial statements of the bidder, or, if the bidder is an entity formed for the purpose of acquiring the
Purchased Assets, current audited financial statements of the equity holder(s)
of the bidder, and/or such other financial disclosure acceptable to, and requested by, the Debtor. All reasonable efforts will be made to provide a potential bidder, who has satisfied the conditions of this Section 2, with such information as such potential bidder may determine is necessary or relevant to the formulation of its bid.

     3. Qualified Bidders.

     To be a "Qualified Bidder," an entity that is interested in purchasing the
Purchased Assets ("Bidder(s)") must submit to the Debtor the following information by no later than 2:00 p.m. prevailing Pacific Time on September 21,
2005 (the "Qualification Deadline"). To be a Qualified Bidder, the bidder must submit a bid that complies in all respects with the following:

     i. that contains a letter setting forth the identity of the bidder, the contact information for such bidder, and full disclosure of affiliates or insiders of the Debtor involved in such bid, if any;

     ii. that is accompanied by an executed asset purchase agreement which shall contain terms and conditions for the purchase of the Purchased Assets that are substantially similar to or better than those contained in the Purchase
Agreement, which shall provide for a closing on the date required by the
Purchase Agreement and which shall not contain any conditions to closing based upon the ability of the bidder to

                                       1

obtain financing, the outcome of unperformed due diligence by the bidder, or any reason other than those set forth in the Purchase Agreement;

     iii. that provides satisfactory evidence of the bidder's (a) financial ability to close the sale of the Purchased Assets, including the most recent audited financial statements of the bidder, or, if the bidder is an entity formed for the purpose of acquiring the Purchased Assets, current audited financial statements of the equity holder(s) of the bidder, and such other financial disclosure acceptable to, and requested by, the Debtor, and (b)
ability to consummate the transaction on the date and on terms and conditions no less favorable to the Debtor than as contemplated by the Purchase Agreement;

     iv. that is accompanied by a declaration of the bidder attesting to the bidder's ability to provide adequate assurances of future performance with respect to the Assumed Contracts;

     v. that is accompanied by a deposit (the "Deposit") in the amount equal to at least $300,000 in the form of a certified check or cashier's check. The bidder shall forfeit the Deposit if the bidder is the Successful Bidder (as defined in Section 6 below) and (A) modifies or withdraws the bid without the
Debtor's consent before the consummation of the sale of the Purchased Assets to such bidder or (B) breaches the terms of the agreement pursuant to which the bidder has agreed to purchase the Purchased Assets. The Deposit shall be returned promptly to the bidder (i) if the bidder is determined by the Court not to be a Qualified Bidder or (ii) under the circumstances contemplated by Section
9 hereof.

     The initial determination of whether a bidder is a Qualified Bidder is within the sole discretion of the Debtor. Any disputes remaining at the time of the Sale Hearing (as defined in Section 4 below) as to whether a bidder is a
Qualified Bidder will be resolved by the Bankruptcy Court at the Sale Hearing.

     4. The Sale Hearing. The sale hearing shall commence and take place on
September 28, 2005 at 9:00 a.m. prevailing Central Time, before the Honorable
Barry Schermer, United States Bankruptcy Judge, in his Courtroom of the United
States Bankruptcy Court for the Eastern District of Missouri, Eastern Division,
Thomas F. Eagleton United States Courthouse, 111 South Tenth Street, Fifth
Floor, North, St. Louis, Missouri 63102 (the "Sale Hearing"). The Sale Hearing
shall be open and oral in the Bankruptcy Court. Any Qualified Bidder will have the right to participate in the Sale Hearing. Qualified Bidders must attend the
Sale Hearing in person or through an authorized representative or agent with actual authority to participate in the Sale Hearing and bind such Qualified
Bidder. During the Sale Hearing, any Qualified Bidder may submit an increased bid that satisfies the requirements of Section 3 above. The minimum initial overbid shall be $4,250,000, which is $250,000 more than the Purchase Price proposed by the Buyer. Subsequent overbid increments shall be not less than
$100,000. Any bid received from a Qualified Bidder during the Sale Hearing that satisfies these requirements shall constitute an "Increased Bid."

     5. Break-Up Fee. In the event the bid of the Buyer is not the Successful
Bidder (as defined below) at the end of the Sale Hearing, the Buyer will be entitled to a fee in the amount of $200,000 (the "Break-Up Fee"). The Buyer will be entitled, but not obligated, to submit Increased Bids at the Sale Hearing. In the event there are Increased Bids at the Sale Hearing and the Buyer elects to submit Increased Bids, the Buyer will be entitled in the calculation of the amount the Buyer will pay for the Purchased Assets to a credit in the amount of the Break-Up Fee, which credit will apply only if the Buyer is the Successful
Bidder and the Court enters its order approving the sale to the Buyer. The
Break-Up Fee shall be payable immediately upon the closing of the sale to the
Successful Bidder from the sale price paid by the Successful Bidder and shall constitute a first priority lien on such proceeds.

                                       2

     6. Selection of Successful Bidder. At the Sale Hearing, the Debtor and the
Court shall review and consider each of the Qualified Bids and the Increased
Bids, if any. The Debtor and the Court, to the extent there is a dispute, shall determine which of the Qualified Bids or Increased Bids constitutes the highest and otherwise best bid for the Purchased Assets. Subject to the preceding sentence and compliance with these Sale Procedures, the bidder making the bid that is selected at the Sale Hearing as the highest and best shall be considered the "Successful Bidder."

     7. Bankruptcy Court Approval of the Successful Bidder. The Sale Hearing
shall include, if necessary, an evidentiary hearing on all of the relief requested in the Debtor' motion to approve the sale of the Purchased Assets and the assumption and assignment of the Assumed Contracts, and to confirm the results of the Sale Hearing.

     8. Successful Bidder's Deposit. If the Buyer is not the Successful Bidder,
the Successful Bidder must increase the amount of its deposit to not less than
$600,000 within twenty-four (24) hours after entry of the Bankruptcy Court order approving the sale to the Successful Bidder.

     9. Returns of Deposits. Within 3 business days after the entry by the
Bankruptcy Court of its order approving the Sale of the Purchased Assets to the
Successful Bidder (the "Approval Order"), the Deposits submitted by all bidders shall be returned, except for (i) the Deposit of the Successful Bidder, in which case the Deposit will be applied to the purchase price for the Purchased Assets;
and (ii) any bidder that forfeits its Deposit under Section 3(vi) above. Except as otherwise provided for herein, in the event the Debtor the proposed sale or withdraws the motion to approve the sale of the Purchased Assets, the Deposits submitted by all bidders shall be returned promptly.